Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

1st Constitution Bancorp
Cranbury, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-188843, No. 333-184412, No. 333-143188, No. 333-132474, and No. 333-204552) of 1st Constitution Bancorp of our reports dated March 20, 2017 (except for the consolidated statements of income, Note 1, Note 17 and Note 22 as to which the date is December 27, 2017), relating to the consolidated financial statements and effectiveness of 1st Constitution Bancorp’s internal control over financial reporting, which appear in the Current Report on Form 8-K of 1st Constitution Bancorp, dated December 27, 2017. Our report on the effectiveness of internal controls over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania
December 27, 2017